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                                                                   EXHIBIT 99.4

QUARTERDECK REINFORCES ITS POSITION IN THE UTILITIES ARENA AND BROADENS ITS DISTRIBUTION CHANNEL

     COMPANY ACQUIRES VERTISOFT, A LEADING UTILITIES DEVELOPER AND MARKETER



         MARINA DEL REY, Calif., July 18 /PRNewswire/ -- Quarterdeck Corporation (Nasdaq: QDEK) today announced the acquisition of Vertisoft Systems, Inc., a developer and publisher of innovative utility software and a leading direct mail marketer, for 3.5 million shares of Quarterdeck common stock. The acquisition will be treated as a "pooling of interest" for accounting purposes. Vertisoft has a 12 month trailing revenue of approximately $16 million. The acquisition is expected to be accretive to Quarterdeck's earnings per share.

         "The advanced technology of Vertisoft combined with our own leading software solutions not only strengthen our position in the utilities category, but also fuels the growth of the company and helps the return to profitability," said Gaston Bastiaens, president and CEO of Quarterdeck. "Adding the direct mail operation of Vertisoft to the telemarketing capabilities of Quarterdeck Select enhances our distribution by providing a new channel for selling Internet and utilities products."

         Among the products Quarterdeck will acquire is newly-released Fix-It(R), a feature rich troubleshooting utility that automatically finds software conflicts and hardware configuration errors in PCs running Windows 95, and fixes them with a simple click of a button. The product is the first in its class with a knowledge base of more than 1,000 Windows 95, 3.x and DOS applications. Fix-It complements WINProbe, Quarterdeck's hardware diagnostic software, giving users a complete hardware and software troubleshooting system.

         Other products Quarterdeck will add to its product line are Remove-It, a comprehensive application removal utility; Vertisoft Zip-It, a "drag-and-drop" Windows file compression utility; and Name-It, a seamless method to use long filenames in Windows 3.x applications running under Windows 95.

         "Our dynamic and responsive development staff will be a perfect complement to Quarterdeck's line of utility and Internet software," said Anatoly Tikhman, president and co-founder of Vertisoft. "We believe that Fix-It, in particular, is the best solution for user frustration, lost time and productivity through crashes and application errors."

         Vertisoft and its employees will continue to operate in the San Francisco Bay area and in South Carolina. Tikhman will assume the role of senior vice president and general manager of the Utilities Division of Quarterdeck Corporation and will lead the worldwide direct mail operation. Alex Eckelberry, current vice president of the Utilities Division, has been promoted to vice president of World Wide Marketing.





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         ABOUT VERTISOFT

         Vertisoft, formerly a privately-held corporation, markets its utilities software products through major retailers and direct mail in the U.S. and Canada. Remove-It and Vertisoft Zip-It have consistently ranked in the top best-selling utilities products. Last year Vertisoft mailed over 20 million pieces of direct mail featuring its products as well as a selection from other software publishers.

         ABOUT QUARTERDECK

         Quarterdeck Corporation is a pioneer in the development of software products in two strategic business areas: Utilities and the Internet. The company has led the industry in bringing utilities solutions to the Windows and DOS environments. The company also offers an entire line of powerful, next-generation Internet tools for corporate, small business and individual users.

         Quarterdeck Corporation's headquarters are located at 13160 Mindanao Way, Marina del Rey, CA 90292. The Dublin, Ireland office serves as its European headquarters, with offices in England, France, and Australia. For Investor Relations questions, please call (310) 309-3755. Further product availability and pricing information can be obtained by calling (310) 309-3700, by accessing Quarterdeck's Internet Web site at http://www.quarterdeck.com/, or by sending an e-mail request to info@quarterdeck.com.

         FORWARD LOOKING STATEMENT

         When used in the preceding discussion, the words "expected," " anticipates" and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, general economic conditions and conditions in the software industry, the timely development and acceptance of new products and upgrades of existing products, competitive factors, successful integration of the Vertisoft business and other factors and risks described from time to time in Quarterdeck's SEC reports and filings.

         NOTE: Quarterdeck is a registered trademark. WINProbe is a trademark of Quarterdeck Corporation. Remove-It is a registered trademark of Vertisoft Systems, Inc. Vertisoft Zip-It, Fix-It and Name-It are all registered trademarks of Vertisoft System, Inc.





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